Exhibit 10.24

Amended

OnCure Holdings, Inc.

2009 Executive Incentive Plan *

A.            Purpose

The purpose of the Amended Executive Incentive Plan (“Plan”) is to reward executive officers of OnCure Holdings, Inc. (“Company”) and senior managers of the Company’s wholly-owned subsidiary, Oncure Medical Corp. which are party to an employment agreement with Oncure Medical Corp. and/or listed in the table in Section F. below (individually a, “Participant” and collectively, the “Participants”) for enhancing the value of the Company by rewarding the Participant for actions taken to achieve the Company’s EBITDA targets.

B.                                     Eligible Participants

The eligible Participants of the Plan are the Company’s executive officers as well as the senior managers of Oncure Medical Corp. party to an employment agreement with Oncure Medical Corp. and/or listed in the table in Section F. below.  The Compensation Committee of the Company’s Board of Directors (“Compensation Committee”) has sole discretion of defining the eligible Participants and retains the right to modify the Plan.

Under the Plan, a Participant is eligible to receive the annual bonus payment earned for the full year of 2009 provided that the Participant is employed by the Company for the entirety of 2009. In addition, a Participant must be an employee of the Company on the date that annual bonus payments are declared by the Compensation Committee pursuant to Section E below in order to be eligible to receive a bonus payment under the Plan.

A Participant who commences employment with the Company subsequent to January 1, 2009 will be eligible for a pro-rated portion of the Target Bonus as long as the Participant is employed by the Company on or before October 1, 2009 and is employed by the Company continuously through the date that annual bonus payments are declared by the Compensation Committee.

C.            Term of the Plan

The Plan is effective as of January 1, 2009 and governs annual bonus payments to Participant’s related to the 2009 calendar year EBITDA.

D.            Target Bonus

The Target Bonus is the product of a Participant’s base salary (the higher of base salary stated in a Participant’s employment agreement; actual gross base salary paid in 2009; or base annual salary in effect on February 28, 2009) multiplied by a percentage (subject to adjustment provided for below in Section F) of the Participant’s base salary as agreed to by the Compensation Committee or established in an employment agreement or written offer letter with a Participant.

* As Amended by the Compensation Committee on March 27, 2009.

E.             Payment Schedule

The Company will calculate the annual bonus based on full-year 2009 results.  The payment of the annual bonus will be made within thirty (30) days of the following:  (1) the completion of the annual audit of the Company’s financial statements by its independent auditors; and (2) declaration of bonuses by the Compensation Committee.   In the event of a Change of Control (as defined in the Company’s Equity Incentive Plan adopted August 18, 2006), pro rata interim bonuses will be paid to the Participants employed by the Company on the date of the Change of Control if the entity purchasing a controlling interest in the Company does not assume the obligations under this Plan.  Any pro rata interim bonuses paid in connection with a Change in Control will be based upon the Company’s unaudited financial results compared to plan for the most recent month-end prior to the Change of Control   and declared by the Compensation Committee and remitted to the Participants within forty-five (45) days of the Change of Control.  Any annual bonus paid under this Plan shall be reduced by any interim bonus previously paid.  If the entity purchasing a controlling interest in the Company assumes the obligations under this Plan in connection with such Change of Control, the Participants shall not be entitled to the payment of any pro rata interim bonus.

Other Terms and Conditions

1.                                       The Compensation Committee of the Company’s Board of Directors governs the Plan.  If any disagreements arise regarding the interpretation of the provisions of the Plan, the Compensation Committee has the sole discretion to interpret the Plan’s provisions.

2.                                       The Compensation Committee has the right to grant discretionary payments under the Plan at its sole discretion.  The Compensation Committee acknowledges that each of the Participants and the other members of the Company’s management team holding a position of a Vice President agreed to a ten percent (10%) temporary reduction in base salary effective March 1, 2009.  In the event the Company’s financial results for 2009 comply with or exceed the requirements contained within the Company’s senior and subordinated credit facilities, the Compensation Committee agrees that the amount of base salary foregone by each Participant and Vice President shall be paid to each person in a lump sum within ten (10) days of confirmation that the Company complied with the financial covenants contained in the credit facilities (or such earlier time as determined in the discretion of the Compensation Committee) contingent upon the respective Participant or Vice President being employed by the Company on December 31, 2009.

3.                                       The Plan sets forth the entire Executive Incentive Plan for the 2009 calendar year and supersedes all prior and contemporaneous oral and written agreements (other than written employment agreements or commitments in written offer letters), understandings, and representations, if any, with respect to the components of Participant bonus and/or the calculation and payment of Participant bonus.

F.                                      Methodology for Calculation

As illustrated below, for every 1% variance of the actual fiscal year EBITDA either above or below the $43 million target (excluding (i) costs agreed to by the Administrative Agent for the Company’s lenders as an exclusion from EBITDA, (ii) any unbudgeted costs approved by the Compensation Committee or the Board of Directors as an exclusion from EBITDA and (iii) any overachievement earned as a result of this Compensation Plan), there will be a variance in the amount of each Participant’s target bonus achievement paid, subject to a minimum achievement of $41 million of EBITDA.  If the actual fiscal year 2009 EBITDA is below $41 million, no corporate bonuses will be earned.  The percentage achievement above the target EBITDA of $43 million will not be subject to a maximum cap.  A Participant will be awarded a percentage of his or her target based on the following schedule:

2

Target Achievement Percentage	EBITDA(1)	Bonus Amount(2)	Payment Percentage
Above 105%		Payment percentages increase 10% for each 1% above 105%
105%	45,150	1,720,298	135%
104%	44,720	1,592,869	125%
103%	44,290	1,465,439	115%
102%	43,860	1,401,725	110%
101%	43,430	1,338,010	105%
100%	43,000	1,274,295	100%
99%	42,570	1,210,580	95%
98%	42,140	1,083,151	85%
97%	41,710	955,721	75%
96%	41,280	828,292	65%
95%	41,000	700,862	55%

Employee	Percentage of 2009 Base Salary	Target Bonus @ 100%(2)

David Chernow	100%	$508,014
Duane Choate	65%	$224,263
Russell Phillips	60%	$171,007
William Pegler	50%	$115, 011
George Welton	30%	$54,000
Ryan Armbruster	30%	$49,500
Joe Stork	50%	$100,000
Darrell Luzzo	30%	$52,500
		$1,274,295

(1)     Adjustments to the 2009 targets shown above will be made for acquisitions made during the year in amounts agreed upon by the Compensation Committee and Executive Management of the Company.  Adjustments to the 2009 targets shown above will also be made for any capital expenditures that exceed the capital expenditure budget for fiscal 2009 in amounts agreed upon by the Compensation Committee and Executive Management.

(2)     Adjustments to the target bonus amount for each individual will be made based upon the higher of base salary stated in Employment Agreements; actual gross base salary paid in 2009; or base annual salary in effect on February 28, 2009, excluding all other forms of compensation paid (i.e., car allowances, moving expenses, option related compensation or any other payments not related to 2009 base salary).